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                                                                                                                        EXHIBIT 12.1



                          STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              (Dollars in Thousands)


                                                     Year Ended      Year Ended      Year Ended      Year Ended      Year Ended
                                                   March 31, 2001  March 31, 2000  March 31, 1999  March 31, 1998  March 31, 1997
                                                   --------------  --------------  --------------  --------------  -----------------
Consolidated pretax income (loss) from
    continuing operations                          $    19,496           11,659         (7,839)        (27,122)       (26,005)

Net amortization of debt issuance expense                1,389            1,326          1,412           2,292          1,784

Interest expense                                        31,653           32,637         34,830          36,664         34,505

Interest portion of rental expense                       1,950            2,015          2,301           2,130          1,799
                                                   --------------  --------------  --------------  --------------  -----------------

    Earnings                                       $    54,488           47,637         30,704          13,964         12,083
                                                   ==============  ==============  ==============  ==============  =================


Interest expense                                   $    31,653           32,637         34,830          36,664         34,505

Net amortization of debt issuance expense                1,389            1,326          1,412           2,292          1,784

Interest portion of rental expense                       1,950            2,015          2,301           2,130          1,799
                                                   --------------  --------------  --------------  --------------  -----------------

    Fixed Charges                                  $    34,992           35,978         38,543          41,086         38,088
                                                   ==============  ==============  ==============  ==============  =================



    Ratio of Earnings to Fixed Charges                    1.56x            1.32x           (a)             (a)             (a)

                                                   ==============  ==============  ==============  ==============  =================


(a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998 and 1997 was
    $7,839, $27,122 and $26,005, respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):


                                                                                 Fiscal Year Ended March 31,
                                                                        -----------------------------------------------
                                                                           1999            1998               1997
                                                                        -----------     ------------       ------------
                                       Depreciation                     $ 29,651        $  28,124          $  25,282
                                       Amortization                        4,025           10,413              9,374
                                       Non-cash charges                      945            2,301              1,944
                                                                        -----------     ------------       ------------
                                         Total                          $ 34,621        $  40,838          $  36,600
                                                                        ===========     ============       ============

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